DEPARTMENT OF MINES AND ENERGY AND ENVIRONMENTAL PROTECTION AGENCY APPROVE SENTRY PETROLEUM ACQUISITION OF ATP 865.

Denver, Colorado - (Marketwire - July 7, 2008) -- Sentry Petroleum (OTCBB:SPLM) President Dr. Raj Rajeswaran commented, "This is a pivotal development for Sentry Petroleum and marks the company's evolution into an operating company. The approval of this acquisition by the Department of Mines and Energy and the EPA is testament to Sentry's technical, financial and management capability. The approval is a vote of confidence for our exploration strategy and our ability to execute it."

The Department of Mines and Energy and the Environmental Protection Agency draw together and maximize synergies that help deliver a world-class oil and gas industry. They are responsible for policies that facilitate exploration and development while delivering the key services to protect health and safety.

A company spokesperson advised that a large drill-ready prospect, the Sherwood Park prospect, exists in its newly acquired permit. The prospect exhibits a gross areal extent of 17 square kilometers at its lowest closure and has a vertical closure of 130 meters. The primary reservoir is approximately 2,000 meters deep and the Buckabie Formation demonstrates porosities averaging 17 percent. Four other significant leads have also been uncovered within the permit and the company will commence geological analysis to evaluate source rock maturity and distribution and identify migration pathways to the potential traps.

Dr. Rajeswaran commented, "Part of our assertiveness in ensuring this transaction closed stemmed from data we uncovered during our due diligence. There appears to be much more in the permit than we anticipated and this data was the impetus to move aggressively. Securing approval so quickly speaks volumes about management's ability to close important transactions in complex legal and regulatory settings."

The company advised that it has now assumed all responsibilities and obligations under Authority to Prospect 865 as set out in the approved four-year work program.

About Sentry Petroleum:
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.
14 Wall Street,
20th Floor
New York, NY 10005
212.344.6464 or 800.477.7570
p.niemetz@panconsultants.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.